                                                                    EXHIBIT 12.1


                          JOHN Q. HAMMONS HOTELS, INC.
                  HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                 (000'S OMITTED)


                                                          2003         2002          2001          2000          1999
                                                       --------      --------      --------      --------      --------
HISTORICAL EARNINGS:
Loss before minority interest, provision
for income taxes and cumulative effect of
change in accounting principle                         $(12,770)     $(10,863)     $(12,373)     $ (2,422)     $ (1,167)

Add:
Interest, amortization of deferred
financing fees and other fixed charges
(excluding interest capitalized)                         70,706        72,593        72,550        75,451        63,456
                                                       --------      --------      --------      --------      --------

   Historical earnings                                 $ 57,936      $ 61,730      $ 60,177      $ 73,029      $ 62,289
                                                       ========      ========      ========      ========      ========

FIXED CHARGES:
Interest expense and amortization of
deferred financing fees                                $ 69,225      $ 70,971      $ 70,975      $ 73,833      $ 62,209

Interest capitalized                                          -             -             -           504         6,770

Interest element of rentals                               1,481         1,622         1,575         1,618         1,247
                                                       --------      --------      --------      --------      --------
   Fixed charges                                       $ 70,706      $ 72,593      $ 72,550      $ 75,955      $ 70,226
                                                       ========      ========      ========      ========      ========

RATIO OF EARNINGS TO FIXED CHARGES (A)                   N/A           N/A           N/A           N/A           N/A

Fixed charges in excess of earnings                    $ 12,770      $ 10,863      $ 12,373      $  2,926      $  7,937
                                                       ========      ========      ========      ========      ========
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(A)  In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges
     (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized)
     and the estimated interest portion of rents (deemed to be one-third of rental expense).